Exhibit 99.1
FOR IMMEDIATE RELEASE
K12 INC. REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS
Annual Operating Income Increases 176% on 61% Revenue Growth
Herndon, VA, September 8, 2008 — K12 Inc. (NYSE: LRN), a leading provider of proprietary, technology-based curriculum and education services created for online delivery to students in kindergarten through 12th grade, today announced its results for the fourth quarter and fiscal year 2008.
Ron Packard, Chief Executive Officer of K12 Inc. stated, “We are pleased with the results for our first year as a public company and even more excited to be able to serve students in four new states in the upcoming school year.”
Revenues for fiscal year 2008 (FY 2008) grew to $226.2 million, an increase of 61.0 percent over the prior year, primarily due to strong enrollment growth. EBITDA more than doubled to $25.6 million for FY 2008 over the prior year. Net income for the year on a pro forma basis was $6.8 million as compared to net income of $3.9 million in the prior year. Operating income improved to $13.0 million, an increase of 175.5 percent compared with the prior year.
“Our full year results reflect K12’s strong share of a rapidly growing market for virtual public schooling as well as the leverage in our operating model.” said John Baule, Chief Operating Officer and Chief Financial Officer of K12 Inc.
For the year ended June 30, 2008
— Revenues were $226.2 million, an increase of $85.6 million or 61.0 percent as compared to revenues of $140.6 million in FY 2007. Average enrollments for FY 2008 were 40,859, an increase of 51.3 percent over FY 2007.
— Operating income was $13.0 million, an increase of $8.3 million or 175.5 percent, as compared to operating income of $4.7 million in FY 2007. Operating margins increased to 5.8 percent of revenue, representing a gross increase of 2.4 percentage points, as compared to 3.4 percent for FY 2007.
— The net income tax benefit was $21.1 million. This reflects a $27.0 million tax benefit from the reversal of the valuation allowance on net deferred tax assets. Had that reversal not occurred, the Company would have recorded an income tax expense of $5.9 million, or 46.6 percent of pretax income. Income tax expense was $0.2 million for FY 2007 as the Company was able to utilize net operating loss carry-forwards to offset income in the period.
— Net income was $33.8 million, representing an increase of $29.9 million, as compared to net income of $3.9 million for FY 2007. On a pro forma basis, excluding the income tax benefit of $27.0 million, net income for FY 2008 would have been $6.8 million.
— Diluted net income per share was $1.10. On a pro forma basis, assuming the conversion of preferred stock at the beginning of the year ended June 30, 2008 and excluding the income tax benefit of $27.0 million, diluted net income per share for FY 2008 would have been $0.26.
— EBITDA was $25.6 million, an increase of $13.5 million or 110.9 percent, as compared to EBITDA of $12.1 million in FY 2007. EBITDA as a percentage of revenue grew to 11.3 percent, representing a gross increase of 2.7 percentage points, as compared to 8.6 percent for FY 2007.
— Capital expenditures for the year ending June 30, 2008 were $18.5 million, including $11.7 million for investments in capitalized curriculum and $6.8 million in property and equipment. In addition, the Company financed purchases of $10.6 million of computers and software, primarily for use by students, through capital leases.
— As of June 30, 2008, the Company had cash and cash equivalents of $71.7 million and net operating loss carryforwards of $70.8 million.
For the three months ended June 30, 2008
— Revenues for the fourth quarter were $56.5 million, an increase of $20.9 million or 58.5 percent, as compared to revenues of $35.6 million for the fourth quarter of FY 2007. Average enrollments for the fourth quarter were 40,033, an increase of 50.7 percent over the fourth quarter of FY 2007.
— Operating loss for the fourth quarter was ($0.7) million as compared to an operating loss of ($4.2) million for the fourth quarter of FY 2007. Operating margins improved to (1.3) percent of revenue as compared to (11.8) percent for the fourth quarter of FY 2007.

— Income tax benefit for the fourth quarter was $17.7 million. This reflects a $17.3 million tax benefit from the reversal of the valuation allowance on net deferred tax assets. Had that reversal not occurred, the Company would have recorded an income tax benefit of $0.4 million. Income tax expense was $0.0 million for the fourth quarter of FY 2007 as the income tax benefit from the fourth quarter operating loss was offset by a reserve to increase the valuation allowance for deferred tax assets created during the period.
— Net income for fourth quarter was $17.1 million as compared to a net loss of ($4.3) million for the fourth quarter of FY 2007. On a pro forma basis, excluding the $17.3 million tax benefit, net income for the fourth quarter of FY 2008 would have been a net loss of ($0.2) million.
— Diluted net income per share for the fourth quarter of FY 2008 was $0.59. On a pro forma basis, excluding the income tax benefit of $17.3 million, diluted net loss per share for the fourth quarter of FY 2008 would have been ($0.01).
— EBITDA for the fourth quarter was $3.0 million as compared to EBITDA of ($1.4) million for the same period in 2007. EBITDA as a percentage of revenue improved to 5.3 percent as compared to (3.9) percent for the fourth quarter of FY 2007.
FY 2009 Outlook
The Company indicated that it is in the midst of its peak enrollment season and will provide annual revenue and earnings guidance when they report their first quarter results. The Company reaffirmed its stated long-term objective of growing revenues in existing states, defined as states in which the Company has operated for more than one year, by at least 25%. The Company also indicated that based on current information, it expects revenues to exceed $300 million in FY 2009 with the increase in revenue driven primarily by enrollment growth, as per pupil revenue is expected to increase only slightly.
In addition, the Company anticipates improving operating margins by 1 to 2 percent in FY 2009 over the prior year. While management believes that there are opportunities to improve margins further, in the coming year they intend to continue to spend aggressively on marketing to take advantage of rapidly expanding market opportunities.
Forward Statements
This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct of other virtual school operators; challenges from virtual public school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter, failure to renew existing contracts with schools; increased competition; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of September 8, 2008, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
Conference Call
The Company will discuss the fourth quarter and full year 2008 financial results and its outlook for fiscal year 2009 during a conference call scheduled for September 9, 2008 at 8:30 a.m. eastern time (ET).
The conference call will be webcast and available on the K12 web site at www.K12.com through the investor relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.
To participate in the live call, investors should dial 888-679-8034 (domestic) or 617-213-4847 (international) at 8:20 a.m. (ET). The participant passcode is 25847540.
A replay of the call will be available starting on September 9, 2008, through September 16, 2008, at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 28076116. It will also be archived at www.k12.com in the investor relations section for 60 days.

K12 INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30,	June 30,
ASSETS	2008	2007
Current assets
Cash and cash equivalents	$71,682	$1,660
Accounts receivable, net of allowance of $733 and $589 at June 30, 2008 and June 30, 2007, respectively	30,630	15,455
Inventories, net	20,672	13,804
Current portion of deferred tax asset	8,344	—
Prepaid expenses and other current assets	3,648	1,245

Total current assets	134,976	32,164
Property and equipment, net	24,536	17,234
Capitalized curriculum development costs, net	21,366	9,671
Deferred tax asset, net of current portion	12,749	—
Goodwill	1,754	—
Other assets, net	1,158	1,182
Intangible assets	365	250
Deposits and other assets	420	711

Total assets	$197,324	$61,212

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Bank overdraft.	$—	$1,577
Line of credit	—	1,500
Accounts payable	14,388	6,928
Accrued liabilities	4,684	1,819
Accrued compensation and benefits	10,049	6,200
Deferred revenue	3,114	2,620
Current portion of capital lease obligations	6,107	2,780
Current portion of notes payable	413	192

Total current liabilities	38,755	23,616
Deferred rent, net of current portion	1,640	1,684
Capital lease obligations, net of current portion	6,445	3,974
Notes payable, net of current portion	196	189

Total liabilities	47,036	29,463

Commitments and contingencies
Redeemable convertible preferred stock
Redeemable Convertible Series C Preferred stock, par value $0.0001; no shares authorized, issued or outstanding at June 30, 2008; 10,784,313 shares authorized and 9,776,756 shares issued and outstanding at June 30, 2007; liquidation value of $133,629 at June 30, 2007	—	91,122

Redeemable Convertible Series B Preferred stock, par value $0.0001; no shares authorized, issued or outstanding at June 30, 2008; 14,901,960 shares authorized and 10,102,899 shares issued and outstanding at June 30, 2007; liquidation value of $138,087 at June 30, 2007	—	138,434

Stockholders’ equity (deficit)
Common stock, par value $0.0001; 100,000,000 shares authorized; 27,944,826 and 2,041,604 shares issued and outstanding at June 30, 2008 and June 30, 2007, respectively	3	1
Additional paid-in capital	323,621	—
Accumulated deficit	(173,336)	(197,808)

Total stockholders’ equity (deficit)	150,288	(197,807)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$197,324	$61,212

K12 INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues	$56,475	$35,626	$226,235	$140,556

Cost and expenses
Instructional costs and services	32,462	20,961	131,282	76,064
Selling, administrative, and other operating
expenses	22,712	16,100	72,393	51,159
Product development expenses	2,021	2,756	9,550	8,611

Total costs and expenses	57,195	39,817	213,225	135,834

Income (loss) from operations	(720)	(4,191)	13,010	4,722
Interest income (expense), net	88	(165)	(295)	(639)

Net income (loss) before income tax expense	(632)	(4,356)	12,715	4,083
Income tax benefit (expense)	17,735	9	21,058	(218)

Net income (loss)	17,103	(4,347)	33,773	3,865
Dividends on preferred stock	—	(1,670)	(3,066)	(6,378)
Preferred stock accretion	—	(5,810)	(12,193)	(22,353)

Net income (loss) attributable to common
stockholders	$17,103	$(11,827)	$18,514	$(24,866)

Net income (loss) attributable to common
stockholders per share:
Basic	$0.62	$(5.89)	$1.18	$(12.42)

Diluted	$0.59	$(5.89)	$1.10	$(12.42)

Weighted average shares used in computing per
share amounts(1):
Basic	27,793,003	2,009,374	15,701,278	2,001,661

Diluted	29,125,372	2,009,374	16,850,909	2,001,661

(1)	The basic and diluted weighted average common shares outstanding for the three and twelve months ended June 30, 2008 reflect the weighted average effect of the conversion of preferred stock to common stock upon the closing of the Company’s initial public offering on December 18, 2007.

K12 INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	June 30,
	2008	2007
Cash Flows from Operating Activities
Net income	$33,773	$3,865
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	12,568	7,404
Stock based compensation expense	1,465	218
Deferred income taxes	(21,093)	—
Provision for (reduction of) doubtful accounts	142	(852)
Provision for inventory obsolescence	407	95
Provision for (reduction of) student computer shrinkage and obsolescence	162	(48)
Changes in assets and liabilities:
Accounts receivable	(14,597)	(3,154)
Inventories	(7,275)	(2,790)
Prepaid expenses and other current assets	(2,403)	(763)
Other assets	97	(255)
Deposits and other assets	(154)	(322)
Accounts payable	7,375	579
Accrued liabilities	1,557	(824)
Accrued compensation and benefits	3,828	1,100
Deferred revenue	(273)	1,224
Deferred rent	(44)	86

Net cash provided by operating activities	15,535	5,563

Cash flows from investing activities
Purchase of property and equipment	(6,822)	(5,366)
Purchase of domain name	(250)	—
Cash paid in the acquisition of Power-Glide	(119)	—
Capitalized curriculum development costs	(11,669)	(8,683)

Net cash used in investing activities	(18,860)	(14,049)

Cash flows from financing activities
Cash received from issuance of common stock, net of underwriters commission	74,493	—
Cash received from issuance of common stock — Regulation S transaction	15,000	—
Deferred initial public offering costs	(3,226)	—
Net borrowings from (payments on) revolving credit facility	(1,500)	1,500
Proceeds (payments on) from notes payable — related party	—	(4,025)
Proceeds from notes payable	—	441
Repayments for capital lease obligations	(4,767)	(1,384)
Payments on notes payable	(180)	(62)
Proceeds from exercise of stock options	1,510	292
Payment of cash dividend — preferred stock	(6,406)	—
Bank overdraft (repayment on)	(1,577)	1,577
Release of cash from restricted escrow account	—	2,332

Net cash provided by financing activities	73,347	671

Net change in cash and cash equivalents	70,022	(7,815)

Cash and cash equivalents, beginning of year	1,660	9,475

Cash and cash equivalents, end of year	$71,682	$1,660

Non-GAAP Financial Measures
EBITDA
EBITDA consists of net income minus interest income, minus income tax benefit, plus interest expense, plus income tax expense and plus depreciation and amortization. Interest income consists primarily of interest earned on short-term investments or cash deposits. Interest expense primarily consists of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax payments.
We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA as a measurement of operating performance, because it assists us in comparing our performance on a consistent basis, as it removes depreciation, amortization, interest and taxes. We also use EBITDA in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.
The following table provides a reconciliation of net income (loss) to EBITDA: (thousands)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income (loss)	$17,103	$(4,347)	$33,773	$3,865
Interest (income) expense, net	(88)	165	295	639
Income tax (benefit) expense, net	(17,735)	(9)	(21,058)	218
Depreciation and amortization	3,709	2,786	12,568	7,404

EBITDA	$2,989	$(1,405)	$25,578	$12,126
Pro Forma Net Income (Loss) per Share
On December 18, 2007, the Company completed an initial public offering in which it sold 4,450,000 shares of common stock. Concurrently with the completion of the offering was the automatic conversion of outstanding preferred shares into 19,879,675 common shares. Also concurrent with the IPO, the Company paid dividends of $6.4 million on its Series C preferred stock. The Company has provided pro forma net income per basic and diluted share for the three and twelve months ended June 30, 2008 and 2007 in this release, in addition to providing financial results in accordance with GAAP. The pro forma net income per basic and diluted share reflects the following for all periods presented: (i) weighted average effect of the IPO shares, (ii) elimination of preferred stock dividends, (iii) elimination of preferred stock accretion, (iv) conversion of the preferred shares to common shares as of the beginning of the period, and (v) elimination of the income tax benefit from the reversal of the deferred tax asset valuation allowance. The Company believes pro forma income per basic and diluted share provides useful information to investors by reflecting income (loss) per share on a more representative basis with future operations.

The following table provides a reconciliation of pro forma net income (loss) per share to the Company’s actual results under GAAP for the three and twelve months ended June 30, 2008 as follows:

	(In thousands, except share and per share amounts)
	Three months ended			Year ended
	June 30, 2008			June 30, 2008
	As Reported	Adjustments	Pro forma	As Reported	Adjustments	Pro forma
Income/(Loss) before income taxes	$(632)	$—	$(632)	$12,715	$—	$12,715
Income tax benefit (expense), net	17,735	(17,302)	433	21,058	(26,986)	(5,928)

Net income (loss)	17,103	(17,302)	(199)	33,773	(26,986)	6,787
Less preferred stock accretion	—		—	12,193	12,193	—
Less preferred stock dividends	—		—	3,066	3,066	—

Net income (loss) available to common stockholders	$17,103	$(17,302)	$(199)	$18,514	$(11,727)	$6,787

Net income (loss) per common share:
Basic	$0.62		$(0.01)	$1.18		$0.27
Diluted	$0.59		$(0.01)	$1.10		$0.26
Weighted average common shares outstanding:
Basic	27,793,003		27,793,003	15,701,278	9,288,045	24,989,323
Diluted	29,125,372		27,793,003	16,850,909	9,288,045	26,138,954

The following table provides a reconciliation of pro forma net income (loss) per share to the Company’s actual results under GAAP for the three and twelve months ended June 30, 2007 as follows:

	(In thousands, except share and per share amounts)
	Three months ended			Year ended
	June 30, 2008			June 30, 2008
	As Reported	Adjustments	Pro forma	As Reported	Adjustments	Pro forma
Income/(Loss)before income taxes	$(4,356)	$—	$(4,356)	$4,083	$—	$4,083
Income tax benefit (expense), net	9	—	9	(218)	—	(218)

Net income	(4,347)	—	(4,347)	3,865	—	3,865
Less preferred stock accretion	5,810	5,810	—	22,353	22,353	—
Less preferred stock dividends	1,670	1,670	—	6,378	6,378	—

Net income (loss) available to common stockholders	$(11,827)	$7,480	$(4,347)	$(24,866)	$28,731	$3,865

Net income (loss) per common share:
Basic	$(5.89)		$(0.20)	$(12.42)		$0.18
Diluted	$(5.89)		$(0.20)	$(12.42)		$0.18
Weighted average common shares outstanding:
Basic	2,009,374	19,879,655	21,889,029	2,001,661	19,879,655	21,881,316
Diluted	2,009,374	19,879,655	21,889,029	2,001,661	19,887,280	21,888,941
About K 12
K 12 Inc., a technology-based education company, is a leading national provider of proprietary curriculum and educational services created for online delivery to students in kindergarten through 12th grade. K 12 provides individualized, one-to-one learning solutions for students in online schools, distance education programs and classrooms. K 12 Inc. also operates the K 12 International Academy, an accredited, diploma-granting online private school serving students worldwide.
K12’s mission is to maximize a child’s potential by providing access to an engaging and effective education, regardless of geographic location or socio-economic background. More than 40,000 students are using the K 12 learning program in online public schools and other e-learning programs across the country.
More information can be found at www.K12.com
K 12® is a registered trademark and the K 12 logo, xPotential and Unleash the xPotential are trademarks of K12 Inc.
Investor Contact:
Keith Haas
VP, Financial Planning & Analysis and Investor Relations
703-483-7077
khaas@k12.com
Press Contact:
Jeff Kwitowski
VP, Public Relations
703-483-7281
jkwitowski@k12.com